Exhibit 4.5

March 11, 2020

“ZEMENIK” LIMITED LIABILITY COMPANY

as Borrower 1

HEADHUNTER GROUP PLC

as Borrower 2

VTB BANK (PUBLIC JOINT-STOCK COMPANY)

as the Arranger

VTB BANK (PUBLIC JOINT-STOCK COMPANY)

as the Facility Administrator

VTB BANK (PUBLIC JOINT-STOCK COMPANY)

as the Original Lender

AMENDMENT AGREEMENT NO. 6

TO THE SYNDICATED FACILITY AGREEMENT

DATED 16 MAY 2016

Herbert Smith Freehills CIS LLP

TABLE OF CONTENTS

1.	Definitions	3

2.	Consents	4

3.	Changes to the Facility Agreement	5

4.	Restrictions	11

5.	Fee	11

6.	Confirmation of obligations	12

7.	Representations	12

8.	Conditions subsequent	12

9.	Applicable Law	12

10.	Dispute resolution	12

11.	Counterparts	12

Schedule 1 Conditions Precedent		13

Schedule 2 Form of Compliance Certificate		17

THIS AMENDMENT AGREEMENT NO. 6 TO THE SYNDICATED FACILITY AGREEMENT (the “Agreement”) is entered into on March 11, 2020 between:

(1)

“ZEMENIK” LIMITED LIABILITY COMPANY, incorporated under the laws of the Russian Federation, registered in the Unified State Register of Legal Entities of the Russian Federation under Primary State Registration Number 1167746153860, located at: Ulitsa Krzhizhanovskogo, 14, bldg. 3, office 304, 117218, Russian Federation (“Borrower 1”);

(2)

HEADHUNTER GROUP PLC, a public limited liability company incorporated under the laws of the Republic of Cyprus, registration number HE 332806, address (location) of the legal entity: 42 Dositheou, Strovolos 2028, Nicosia, Cyprus (“Borrower 2”);

(3)	VTB BANK (PUBLIC JOINT-STOCK COMPANY) as the arranger of the Facility (the “Arranger”);

(4)	VTB BANK (PUBLIC JOINT-STOCK COMPANY) as the lender (the “Original Lender”); and

(5)	VTB BANK (PUBLIC JOINT-STOCK COMPANY) as the facility administrator (the “Facility Administrator”).

RECITALS

(A)	Borrower 1 and VTB Bank (public joint-stock company) as the arranger, facility agent and original lender concluded syndicated facility agreement dated 16 May 2016, as amended by:

(i)	amendment agreement No. 1 dated 14 December 2016;

(ii)	amendment agreement No. 2 dated 28 June 2017;

(iii)	amendment agreement No. 3 dated 05 October 2017; and

(iv)	amendment agreement No. 4 dated 29 December 2017.

(B)

On 22 April 2019 Borrower 1, Borrower 2, and VTB Bank (public joint-stock company) as arranger, facility administrator, and original lender signed amendment agreement No. 5, which amended said syndicated facility agreement by restating it (the “Facility Agreement”).

(C)	The Parties hereby agree to amend the Facility Agreement as specified in this Agreement (after incorporation of these amendments, the “Restated Facility Agreement”).

THE PARTIES AGREED AS FOLLOWS:

1.	DEFINITIONS

1.1	Terms

In this Agreement:

“Effective Date” means the date on which the Facility Administrator confirms to the Borrowers that the condition specified in paragraph 4.1 of Clause 4 (Restrictions) has been met.

“Unlimited Guarantee Pertaining to the Secondary Offering” has the meaning given to this term in paragraph 2.1 of Clause 2 (Consents).

“New Finance Documents” means the Finance Documents listed in paragraph 1 (New Finance Documents) of Schedule 1 (Conditions Precedent).

“Final Effective Date” means the date occurring 60 (sixty) days after the date of this Agreement.

“Party” means a party to this Agreement.

1.2	Incorporated Terms

Unless otherwise follows from the context, terms that are used in the Restated Facility Agreement with a capital letter and which are not defined in this Agreement have the same meaning as in the Restated Facility Agreement.

1.3	Interpretation

The provisions of clause 1.2 (Interpretation) of the Restated Facility Agreement shall apply to this Agreement as if they were set forth in this Agreement, furthermore references to Clauses and Schedules shall be considered references to the clauses and schedules of this Agreement, unless the context indicates otherwise.

1.4	Purpose

This Agreement is a Finance Document.

2.	CONSENTS

2.1

Provided the Effective Date occurs, the Parties agree that for purposes of clause 19.7 (Providing guarantees and sureties) of the Facility Agreement, the Facility Administrator hereby grants its consent to Borrower 2’s provision of one or more indemnities in favor of the banks arranging the Secondary Offering, the depository bank appointed for the Secondary Offering, and/or The Depository Trust Company for purposes of conducting the Secondary Offering, in order to cover potential losses and costs due to errors and incomplete disclosure of information provided in the Secondary Offering prospectus and to Borrower 2’s exercise of its rights and performance of its obligations under the Secondary Offering (“Unlimited Guarantee Pertaining to the Secondary Offering”), provided:

(a)	that the Secondary Offering takes place before 31 December 2020 (or until a later date agreed in writing between the Borrowers and the Facility Administrator); and

(b)

that within 15 (fifteen) Business Days of providing the Unlimited Guarantee Pertaining to the Secondary Offering, Borrower 2 provides the Facility Administrator with a certified extract from the document(s) containing the Unlimited Guarantee Pertaining to the Secondary Offering or, if amendments are made to the Unlimited Guarantee Pertaining to the Secondary Offering, that Borrower 2 provides, within 15 (fifteen) Business Days after those amendments are made, a certified extract from the document containing such amendments. Said extract shall contain all the terms of the Unlimited Guarantee Pertaining to the Secondary Offering (as amended).

2.2

Nonfulfillment or improper fulfillment by the Borrowers of any of the provisos for granting the consents referred to in paragraph 2.1 above shall constitute an Event of Default for purposes of the Facility Agreement.

2.3	The Parties agree that the consents referred to in paragraph 2.1 above shall be deemed to have been granted on the Effective Date.

2.4

The Parties agree that if the Effective Date does not occur before the Final Effective Date (inclusive of the latter date), paragraph 2.1 above shall automatically become void on the day following the Final Effective Date and the respective consents shall not be granted.

3.	CHANGES TO THE FACILITY AGREEMENT

3.1	Provided the Effective Date occurs, the Parties agree to amend the Facility Agreement as follows:

(a)	Clause 1.1 (Terms) of the Facility Agreement shall be amended to add the term “Secondary Offering” (after the definition of the term “Majority Lenders”) reading as follows:

“ “Secondary Offering” means placement on the Nasdaq stock exchange, within the framework of one or more transactions, by 31 December 2020 (or some later date agreed in writing by the Borrowers with the Facility Administrator) by public offering to an unlimited circle of persons of Borrower 2’s issued shares belonging to Highworld and ELQ Investors VIII comprising in aggregate no more than 27.5% of Borrower 2’s issued share capital.”

(b)

Clause 1.1 (Terms) of the Facility Agreement shall be amended to add the term “Unlimited Guarantee Pertaining to the Secondary Offering” (after the definition of the term “Unlimited Guarantee”) reading as follows:

“ “Unlimited Guarantee Pertaining to the Secondary Offering” has the meaning given to this term in Amendment Agreement No. 6.”

(c)	Clause 1.1 (Terms) of the Facility Agreement shall be amended to add the term “Amendment Agreement No. 6” (after the definition of the term “Amendment Agreement No. 5”) reading as follows:

“ “Amendment Agreement No. 6” means amendment agreement No. 6 to this Agreement dated March 11, 2020.”

(d)	the definition of the term “EBITDA” given in Clause 1.1 (Terms) of the Facility Agreement shall be amended to read as follows:

“ “EBITDA” means the EBITDA of any member of the Group, determined on the last reporting date:

(a)

at the end of the financial year or second financial quarter of the financial year, in accordance with the Group’s financial statements for the relevant financial year or second financial quarter of the financial year (respectively), prepared in accordance with IFRS, provided to the Facility Administrator in accordance with Clause 17.1(a) or (e) (Financial Statements); or

(b)

at the end of the first or third financial quarter, based on the relevant financial statements of the Group provided to the Facility Administrator in accordance with Clause 17.1(b) (Financial Statements).”.

(e)	the definition of the term “Material Group Member” given in Clause 1.1 (Terms) of the Facility Agreement shall be amended to read as follows:

“ “Material Group Member” means any Obligor, as well as any member of the Group, the EBITDA, assets and proceeds of which, as of the last reporting date, based on the consolidated financial statements of the Group for the financial year or the consolidated financial statements of the Group for the second financial quarter of the financial year, prepared in accordance with IFRS and provided to the Facility Administrator in accordance with Clause 17.1(a) or (e) (Financial Statements), exceed 2.5 (two point five) per cent of the corresponding consolidated indicators of the Group based on the same financial statements.”.

(f)	subparagraph (i) of the definition “Financial Indebtedness” in Clause 1.1 (Terms) of the Facility Agreement shall be amended to read:

“ (i) executing transactions whereby obligations are assumed: (A) under a surety or guarantee with respect to the performance of any obligations by persons that are not members of the Group, with the exception of the Unlimited Guarantee or Unlimited Guarantee Pertaining to the Secondary Offering; or (B) in respect of the reimbursement of a payment under a surety or guarantee to the guarantor or surety; or (C) in respect of a liability relating to receivables on recourse terms of any buyer of accounts receivables sold or discounted,”.

(g)	Paragraph (b) of Clause 8.2 (Change of Control) of the Facility Agreement shall be amended to read as follows:

“(b)

For the purposes of paragraph (a) above and Clause 8.4 (Fee for Early Repayment of Facility Outstanding), “Change of Control” means (with the exception of changes permitted in accordance with the Finance Documents, including as a result of a Permitted Payment):

(i)

that the Beneficiaries have lost the right, existing by virtue of their joint direct or indirect participation in the charter capital of any member of the Group, on the basis of a written agreement, by law or otherwise, to exercise the right to vote (or control the exercise of the right to vote) based on the number of voting shares in the share capital of Borrower 2 at a level of:

(A)	more than 50% (fifty percent) of the total number of Borrower 2’s voting shares, except in the case referred to in subparagraph (B) below; and

(B)

in the case where the threshold referred to in subparagraph (A) above is not met as a result of the Secondary Offering being held – more than 35% (thirty five percent) of the total number of Borrower 2’s voting shares; or

(ii)	that the Beneficiaries have ceased to jointly own, directly or indirectly, voting shares in the share capital of Borrower 2 at a level of:

(A)	more than 50% (fifty percent) of the total number of Borrower 2’s voting shares, except in the case referred to in subparagraph (B) below; and

(B)

in the case where the threshold referred to in subparagraph (A) above is not met as a result of the Secondary Offering being held – more than 35% (thirty five percent) of the total number of Borrower 2’s voting shares; or

(iii)	that the Beneficiaries have lost the right to appoint or remove from office (including by replacing them) the majority of the members of the collegial management bodies of Borrower 2; or

(iv)

that Elbrus have lost the right, existing by virtue of its direct or indirect participation in the charter capital of any member of the Group, on the basis of a written agreement, by law or otherwise, to exercise the right to vote (or control the exercise of the right to vote) based on the number of voting shares in the share capital of Borrower 2 at a level of more than 17.5% (seventeen point five percent) of the total number of Borrower 2’s voting shares; or

(v)

that Elbrus has ceased to own, directly or indirectly, voting shares in the share capital of Borrower 2 at a level of more than 17.5% (seventeen point five percent) of the total number of Borrower 2’s voting shares; or

(vi)

that Elbrus has lost the right to appoint or remove from office (including by replacing them) the majority of those members of the collegial management bodies of Borrower 2 whom the Beneficiaries, acting jointly, have the right to appoint or remove.

For purposes of paragraph (b);

“Beneficiaries” means, jointly:

(i)	Elbrus; and

(ii)	Goldman Sachs Group, Inc. (registration number #######, registered address: #### ###### ######, ##########, ######## ##### ###### ###### ## ######).

“Elbrus” means, jointly:

(iii)	Elbrus Capital Fund II, L.P. (registration number #####, registered address: ### ##### ######, ###-#### ###### #####, ##### ######, ###### #######); and

(iv)	Elbrus Capital Fund II B, L.P. (registration number ###### registered address: ### ##### ######, ###-#### ###### ####, ##### ######, ###### ######).”

(h)	Clause 17.1 (Financial Statements) of the Facility Agreement shall be amended to read as follows:

“17.1	Financial Statements

The Borrowers shall provide the Facility Administrator with a sufficient number of certified copies of the following for all Lenders:

(a)

as soon as they are available, but in any case within 120 (one hundred and twenty) days from the end of each financial year: the audited consolidated financial statements of the Group for that financial year prepared in accordance with IFRS;

(b)	[deleted paragraph];

(c)	[deleted paragraph];

(d)

as soon as they are available, but in any case within 40 (forty) days from the end of each quarter of the relevant financial year: financial statements (including the profit and loss statements, balance sheet and cash flow statement) of Borrower 1 and Headhunter for the quarter of the relevant financial year prepared in accordance with RAS; and

(e)

as soon as they are available, but in any case within 60 (sixty) days from the end of each financial quarter of the relevant financial year: the consolidated financial statements of the Group for that financial quarter of the relevant financial year prepared in accordance with IFRS.

The Borrowers may also discharge their obligation to provide the financial statements referred to in paragraphs (a) and (e) above by making them publicly available:

(i)	on the Group’s internet site at: https://investor.hh.ru/investors/sec-filings; or

(ii)	on the Nasdaq stock exchange internet site at https://www.nasdaq.com/market-activity/stocks/hhr/sec-filings; or

(iii)

on the Electronic Data Gathering, Analysis, and Retrieval system (EDGAR) of the US Securities and Exchange Commission, via the following internet site: https://www.sec.gov/edgar/searchedgar/companysearch.html.

provided that:

(A)	in respect of the financial statements referred to in paragraph (a) above – within the time specified in paragraph (a) above:

(1)	the Borrower has provided the Facility Administrator with the relevant opinion of the Auditor in respect of these financial statements; and

(2)	the Facility Administrator has actually obtained access to said financial statements in full on the said internet sites; and

(B)

in respect of the financial statements referred to in paragraph (e) above—the Facility Administrator has actually obtained access to such financial statements in full on the said internet sites within the time referred to in paragraph (e) above.”.

(i)	Clause 17.2 (Compliance certificate) of the Facility Agreement shall be amended to read as follows:

“17.2	Compliance certificate

(a)

With each set of audited consolidated financial statements, provided in accordance with paragraph (a) of Clause 17.1 (Financial Statements), and also with each set of financial statements provided in accordance with paragraph (e) of Clause 17.1 (Financial Statements) on the results of the second financial quarter of the relevant financial year, the Borrowers undertake to provide the Facility Administrator with the confirmation of compliance with financial indicators, along with the calculation proving that the Borrowers comply with the financial indicators based on such financial statements contained in Clause 18 (Financial Covenants) as of the date of preparation of such financial statements.

(b)

Compliance certificate on the basis of the statements prepared in accordance with IFRS must be in the form provided in Part 1 (Form of Compliance Certificate on the basis of IFRS) of Schedule 5 (Forms of Compliance Certificates), signed by authorised persons of the Borrowers and shall be reported on by the Borrowers’ Auditors in a form agreed by the Borrowers, the Facility Administrator and the Borrowers’ Auditors.

(c)

Confirmation of compliance with financial indicators on the basis of statements prepared in accordance with RAS must be drawn up in accordance with the form provided in Part 2 (Form of Compliance Certificate on the basis of RAS) of Schedule 5 (Forms of Compliance Certificates), and signed by an authorised person of Borrower 1.”.

(j)	paragraph (d) of clause 18.1 (Interpretation) of the Facility Agreement shall be amended to read as follows:

“(d)	Unless otherwise contemplated by this Agreement, the indicators specified in this Clause 18 shall be checked in respect of each Relevant Period on the appropriate Test Date on the basis of:

(i)

for the Relevant Period ending on the last day of the Group’s financial year: the Group’s financial statements in accordance with IFRS (provided in accordance with Clause 17.1(a) (Financial Statements)) for the relevant financial year; and

(ii)

for the Relevant Period ending on the last day of the Group’s second financial quarter of the financial year: the Group’s financial statements in accordance with IFRS (provided in accordance with Clause 17.1(e) (Financial Statements)) for the previous 4 (four) financial quarters.”.

(k)	clause 18.6 (Cash Receipts) of the Facility Agreement shall be amended to read as follows:

“18.6	Cash Receipts

The Borrowers must ensure that, as of the end of each financial quarter, starting from the calendar quarter following the calendar quarter in which the first Utilisation Date fall:

(a)

a reduction in Cash Receipts for the 4 (four) preceding financial quarters is no more than 10 (ten) percent compared with the Cash Receipts as per the management accounts of Headhunter FSU provided as part of the Original Financial Statements; and

(b)

a reduction in Cash Receipts amounts to no more than 5 (five) percent compared with the Cash Receipts determined as of the same date of the previous year, in accordance with the financial statements of Borrower 2, provided in accordance with Clauses 17.1(a) and (e) (Financial Statements).”.

(l)	the definition of the term “Cash Receipts” given in Clause 18.7 (Definitions) of the Facility Agreement shall be amended to read as follows:

“ “Cash Receipts” means the cash receipts received by the Group from Clients within the preceding 12 (months), determined on the basis of the financial statements provided in accordance with Clauses 17.1(a) and (e) (Financial Statements)).”.

(m)	the definition of the term “Consolidated Net Debt” given in Clause 18.7 (Definitions) of the Facility Agreement shall be amended to read as follows:

“ “Consolidated Net Debt” means, for any Relevant Period, the aggregate amount of the Financial Indebtedness of the Group (excluding any debts of a member of the Group to other members of the Group) net of Cash and Cash Equivalents of the Group in accordance with the Group’s consolidated financial statements prepared in accordance with IFRS, on the last day of such Relevant Period.”.

(n)	the definition of the term “Consolidated Net Profit” given in Clause 18.7 (Definitions) of the Facility Agreement shall be amended to read as follows:

“ “Consolidated Net Profit” means the Group’s consolidated net profit determined on the last reporting date, i.e. (depending on the date on which it is determined):

(a)

at the end of the financial year or second financial quarter of the financial year, in accordance with the Group’s financial statements for the relevant financial year or second financial quarter of the relevant financial year, prepared in accordance with IFRS, provided to the Facility Administrator in accordance with Clause 17.1(a) and (e) (Financial Statements); or

(b)

at the end of the first or third financial quarter, based on the relevant financial statements of the Group provided to the Facility Administrator in accordance with Clause 17.1(e) (Financial Statements).”.

(o)	clause 19.7(b) (Providing guarantees and sureties) of the Facility Agreement shall be amended to read as follows:

“(b)	The provisions of paragraph (a) above shall not apply:

(i)	when such guarantee or surety secures the performance of the obligations of another member of the Group:

(A)	created within the framework of Permitted Financial Indebtedness; or

(B)	the claims under such guarantee or surety are subordinated to the obligations of the Borrower under the Finance Documents in accordance with the Intercreditor Agreement,

in each case without double counting;

(ii)	to the Unlimited Guarantee in the cases under Clause 20 (Placement);

(iii)	to the Unlimited Guarantee Pertaining to the Secondary Offering, subject to the conditions stipulated in clause 2 of Amendment Agreement No. 6”.

(p)

the definition of the term “Leverage for One-Time Payment for 2018” given in Clause 19.12 (Dividend payment and redemption of shares or participatory interests) of the Facility Agreement shall be amended to read as follows:

“ “Leverage for One-Time Payment for 2018” means the ratio:

(i)	of the amount of Consolidated Net Debt as of the last Test Date, increased by the amount of the Facility Outstanding under Tranche E and the planned One-Time Payment for 2018;

to

(ii)	Consolidated EBITDA as of the last Test Date,

calculated on the basis of the consolidated financial statements of the Group provided to the Facility Administrator and prepared in accordance with the IFRS for the relevant financial year or financial quarter.”.

(q)

the definition of the term “Adjusted Leverage” given in Clause 19.12 (Dividend payment and redemption of shares or participatory interests) of the Facility Agreement shall be amended to read as follows:

“ “Adjusted Leverage” means, as of the last Test Date, the ratio of Consolidated Net Debt (as of that Test Date) and Dividend Amount to Consolidated EBITDA, calculated based on the Group’s consolidated financial statements for the financial year or for the second financial quarter of the financial year (provided to the Facility Administrator under paragraph (a) or (e) of Clause 17.1 (Financial Statements)) as of the Test Date which came not more than 5 (five) months before the date of payment of the distributable profit to the shareholders of Borrower 2.”.

(r)	clause 19.14 (Net Assets) of the Facility Agreement shall be amended to read as follows:

“19.14	Net assets

Each Borrower shall procure that as of the end of the second financial quarter of each financial year and as of the end of each financial year during the term of this Agreement, the amount of the net assets of Borrower 1, Headhunter and Borrower 2, as determined in relation to Borrower 1 and Headhunter based on the financial statements provided in accordance with Clause 17.1(d) (Financial Statements), and in relation to Borrower 2 based on the financial statements provided in accordance with Clauses 17.1(a) and (e) (Financial Statements), is positive.”.

(s)	clause 21.3(b) (Other obligations) of the Facility Agreement shall be amended to read as follows:

“(b)	No Event of Default under paragraph (a) above will occur if such failure to comply can be remedied, and is remedied:

(i)	in respect of the obligations contemplated by Clauses 17.1 (a) and (e) (Financial Statements): within 30 (thirty) days; or

(ii)	in respect of any other provisions of the Finance Documents: within 10 (ten) Business Days,

of the earlier of: (A) the Facility Administrator giving notice to the Obligor regarding such failure to comply, or (B) the relevant Obligor becoming aware of the failure to comply.”.

(t)	clause 21.5(b) (Cross-default) of the Facility Agreement shall be amended to read as follows:

“(b)

Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described), or a claim is brought against Borrower 2 under an Unlimited Guarantee or under the Unlimited Guarantee Pertaining to the Secondary Offering.”.

(u)

Part 2 (Form of Compliance Certificate on the basis of management accounts and RAS) of Schedule 5 (Forms of Compliance Certificates) to the Facility Agreement shall be amended to read as per the version of Schedule 2 to this Agreement.

3.2	The Parties agree that the amendments and additions stipulated in paragraph 3.1 above shall be deemed to have come into effect on the Effective Date.

3.3

The Parties agree that if the Effective Date does not occur before the Final Effective Date (inclusive of the latter date), paragraph 3.1 above shall automatically become void on the day following the Final Effective Date, and the respective amendments and additions shall not be deemed to have come into effect.

4.	RESTRICTIONS

4.1

The mandatory nature of the consents, amendments, and additions contemplated by Clause 2 (Consents) and Clause 3 (Changes to the Facility Agreement) is subject (as contemplated by Article 327[1] of the Civil Code of the Russian Federation) to the Borrowers’ provision of the documents and information specified in Schedule 1 (Conditions Precedent) to the Facility Administrator, in a form satisfactory to the Facility Administrator, furthermore it is mandatory for corporate approvals and powers of attorney to be provided as originals or notarised copies.

4.2

The changes and additions made to the Facility Agreement in accordance with this Agreement are limited to the amendments and additions specified in Clause 3 (Amendments to the Facility Agreement). No other provisions of the Facility Agreement (other than those specified in Clause 3 (Amendments to the Facility Agreement) shall be modified or supplemented by this Agreement.

4.3

Nothing in this Agreement affects the rights of the Finance Parties, or is considered a waiver of rights in relation to a Default, which the Borrowers did not report prior to this Agreement or which occurs after this Agreement.

4.4	This Agreement does not release the Borrowers from any obligations under the Facility Agreement.

5.	FEE

5.1

The Borrowers jointly and severally undertake within 10 (ten) Business Days of the date of signing this Agreement (regardless of whether the Effective Date has occurred) to pay the Facility Administrator (for onward payment to the Lenders) a fee for issuing the consents and making the amendments to the Facility Agreement specified herein amounting to RUB 8,500,000 (eight million five hundred thousand).

5.2	The fee referred to in paragraph 5.1 above shall not be refundable to the Borrowers.

6.	CONFIRMATION OF OBLIGATIONS

Each Borrower agrees and confirms that each Security Agreement to which it is party:

6.1	shall continue to secure the Borrowers’ obligations under the Facility Agreement in full, subject to the consents and amendments granted and made by this Agreement; and

6.2	remains effective and has full legal force, and such Borrower continues to duly perform its obligations thereunder in accordance with its terms.

7.	REPRESENTATIONS

7.1	Each Borrower makes the representations set forth in Clause 16 (Representations) of the Restated Facility Agreement to each Finance Party.

7.2	The representations referred to in paragraph 7.1 above are made by the Borrowers on the date of this Agreement with reference to the circumstances existing as of the date of this Agreement.

7.3	References in the representations made in accordance with paragraph 7.1 above, to the Facility Agreement and Finance Documents shall be deemed to include references to this Agreement.

8.	CONDITIONS SUBSEQUENT

8.1

The Borrower shall provide the Facility Administrator with originals and duly certified copies (as applicable) of the documents listed in sections 2 and 3 of Schedule 1 (Conditions Precedent), as well as notarised translations into Russian of the said documents if they are in a foreign language and (or) apostilled, no later than 60 (sixty) days from the date of signing this Agreement.

8.2	The Borrowers undertake to provide the Facility Administrator, no later than 30 (thirty) Business Days from the date of signing the relevant New Finance Document, with evidence of the following:

(a)

submission to the Cyprus Stamp Duty Commissioner of each New Finance Document to which an Obligor registered under the laws of Cyprus is party in order for a decision to be taken on whether stamp duty is to be paid in respect of such documents; and

(b)	payment of stamp duty in respect of such documents in the amount established by the Cyprus Stamp Duty Commissioner, or exemption of such documents from stamp duty payment.

9.	APPLICABLE LAW

This Agreement, as well as the rights and obligations of the Parties arising under this Agreement, are governed by the laws of the Russian Federation and are subject to interpretation in accordance with it.

10.	DISPUTE RESOLUTION

10.1

Any dispute in connection with this Agreement, including regarding the interpretation of its provisions, its existence, validity or termination, is to be resolved out of court by one Party sending the other Party the relevant demand (claim). If a Party does not receive a response to the submitted demand (claim) and the dispute is not resolved within 10 (ten) Business Days from the date of receipt of the relevant demand (claim) by the other Party, such dispute may be resolved in court in accordance with paragraph 10.2 below.

10.2

Subject to the provisions of paragraph 10.1 above, in the event of any dispute arising out of this Agreement, including regarding the interpretation of its provisions, existence, validity or termination, such dispute is to be considered in the Moscow Arbitrazh Court.

11.	COUNTERPARTS

This Agreement is signed by the Parties in 3 (three) original counterparts, having equal legal force in the form of a single document.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

CONDITIONS PRECEDENT

1.	New Finance Documents

Each of the following Finance Documents in a form acceptable to the Facility Administrator, properly concluded by each of its parties or issued by the relevant person:

1.1	This Agreement.

1.2	Headhunter FSU Pledge (Borrower 2).

1.3	Headhunter FSU letter of consent regarding:

(a)	Headhunter Pledge; and

(b)	Headhunter FSU Independent Guarantee.

1.4	Headhunter letter of consent regarding the Headhunter Independent Guarantee.

2.	Corporate documents regarding Obligors registered in the Russian Federation

2.1	Notarised copy of the following:

(a)

the Obligor’s charter, registered in accordance with the established procedure, and the valid changes and additions thereto stamped by the authorised tax body (including the relevant entries or certificates of registration);

(b)	certificate of state registration of the Obligor;

(c)	certificates of Obligor’s tax registration with a tax body at the location of the company.

2.2

Up-to-date extract from the Unified State Register of Legal Entities in relation to the Obligor, issued by the authorised tax body, containing information as of no earlier than 7 (seven) days before this Agreement (including in the form of an electronic document signed electronically by the authorised tax body).

2.3

An information letter as of the date falling no earlier than 14 (fourteen) days prior to this Agreement, issued by the tax body that the Obligor is registered with, confirming that it has no outstanding obligations to the state budget or other extra-budgetary funds or, where such outstanding obligations exist, confirming that there is a repayment schedule for these obligations agreed with the relevant body.

2.4

An original or copy duly certified by the relevant Obligor of the resolution of the Obligor’s authorised management body on approving the terms of the New Finance Documents to which the relevant Obligor is party, and the transactions thereunder, as well as any transactions related to them, including (where applicable) on approving a transaction as a major transaction and (or) as an interested-party transaction (as these terms are defined by the laws of the Russian Federation);

2.5	Certified copies of the documents on appointing the sole executive body or other authorised persons with the right of signature, provided for by the charter of the Obligor.

2.6

A notarised and, if applicable, apostilled copy of the power of attorney granting the authorised persons of the Obligor the authority needed to sign the New Finance Documents to which the relevant Obligor is party, or, where appropriate, to sign or send any documents or notifications in connection with the New Finance Documents to which the relevant Obligor is party (if applicable).

2.7

Signature cards of each person authorised to sign on behalf of the Obligor the New Finance Documents to which the relevant Obligor is party, or to sign or send any documents or notifications in connection with any Finance Documents.

2.8	A document signed by an authorised representative of the Obligor, confirming, inter alia, that:

(a)

each document (either original or copy) provided by each of the Obligors or on its behalf in accordance with this Schedule 1 is genuine, contains complete and up-to-date information, has full legal force, has not been changed, cancelled, withdrawn or terminated and that, as of the date not earlier than the date of this Agreement, no new documents were issued in connection with the issues addressed in the relevant document;

(b)

all corporate approvals required in accordance with applicable law in respect of the New Finance Documents to which the relevant Obligor is party, and the transactions thereunder, including approvals of such transactions as major transactions or interested-party transactions, have been received by the relevant Obligor;

(c)	the total value of transactions under the New Finance Documents to which the relevant Obligor is party amounts to over fifty (50) percent of the book value of the assets of the relevant Obligor; and

(d)

in relation to Borrower 1 - the Regulated Procurement Law does not apply to the conclusion by Borrower 1 of the Finance Documents to which it is party (however, such confirmation should not apply to the application of the Regulated Procurement Law to any Finance Party).

3.	Corporate documents regarding Obligors registered in Cyprus

3.1	Apostilled copy of certificate of incorporation issued by the Department of the Registrar of Companies of Cyprus.

3.2	Apostilled copy of the articles of association and charter (together with all changes and additions to them) in Greek (with the Registration Service stamp on them) and in English.

3.3	Apostilled original certificate of address of the registered office, issued by the Department of the Registrar of Companies of Cyprus and dated not earlier than 30 (thirty) days before this Agreement.

3.4	Apostilled original certificate of directors and secretary issued by the Department of the Registrar of Companies of Cyprus and dated not earlier than 30 (thirty) days before this Agreement.

3.5	Apostilled original certificate of shareholders of Headhunter FSU, issued by the Department of the Registrar of Companies of Cyprus and dated not earlier than 30 (thirty) days before this Agreement.

3.6	Certified copy of the register of directors and secretaries dated no earlier than 1 (one) day before this Agreement.

3.7	Certified copy of the register of members dated no earlier than 1 (one) day before this Agreement.

3.8	Certified copy of the register of mortgages and other charges dated no earlier than 1 (one) day before this Agreement.

3.9	An original incumbency certificate, the form and substance of which is acceptable to the Facility Administrator, along with all documents submitted in accordance with such incumbency certificate.

3.10

A notarised and, if applicable, apostilled copy or apostilled original of the resolution of the board of directors and shareholders or any other authorised body, as contemplated by the constitutional documents of each Obligor:

(a)

on approving the terms of the New Finance Documents to which the relevant Obligor is party, and the transactions thereunder, and resolving that the relevant Obligor shall sign the New Finance Documents to which the relevant Obligor is party;

(b)	on granting the relevant person or persons with the authority needed to sign the New Finance Documents to which the relevant Obligor is party, on the latter’s behalf; and

(c)

on granting the relevant person or persons with the authority needed to sign on behalf of the relevant Obligor all documents and notifications, which must be signed by the relevant Obligor in accordance or in connection with the Finance Documents to which the relevant Obligor is party.

3.11

A notarised and, if applicable, apostilled copy of the power of attorney granting the authorised persons of the relevant Obligor the authority needed to sign the New Finance Documents to which the relevant Obligor is party, or, where appropriate, to sign or send any documents or notifications in connection with the New Finance Documents to which the relevant Obligor is party (if applicable).

3.12	An original signature sample of each person granted the authority on the basis of the resolution referred to in paragraph 3.10(b) above.

3.13

An original document, signed by an authorised representative of the relevant Obligor, confirming that each document (either original or copy) provided by the relevant Obligor or on its behalf in accordance with this Schedule 1 is genuine, contains complete and up-to-date information, has full legal force, has not been changed, cancelled, withdrawn or terminated and that, as of the date not earlier than the date of this Agreement, no new documents were issued in connection with the issues addressed in the relevant document;

4.	Security

4.1	With regard to the Headhunter FSU Pledge (Borrower 2):

(a)	a blank, signed, undated instrument of transfer in the form specified by the Headhunter FSU Pledge (Borrower 2);

(b)	all share certificates for the original shares (as defined in the Headhunter FSU Pledge (Borrower 2);

(c)	a signed irrevocable power of attorney in the name of the pledgee in the form specified in the Headhunter FSU Pledge (Borrower 2);

(d)

a certified copy of the written resolution by the Headhunter FSU board of directors approving the pledge and the share transfer, substantially in the form given in the Headhunter FSU Pledge (Borrower 2);

(e)	a pledge notification substantially in the form given in the Headhunter FSU Pledge (Borrower 2), along with a certified copy of the Headhunter FSU Pledge (Borrower 2);

(f)	a certificate substantially in the form given in the Headhunter FSU Pledge (Borrower 2) confirming that an entry regarding the pledge was made, and a certified copy of the register of members;

(g)	a signed and dated waiver by Borrower 1 of its pre-emptive right in the form given in the Headhunter FSU Pledge (Borrower 2);

(h)	signed, undated letters of resignation, duly signed by the directors and secretary of Headhunter FSU, in the form given in the Headhunter FSU Pledge Agreement (Borrower 2);

(i)	signed letters of authority, duly signed by the directors and the secretary of Headhunter FSU, in the form given in the Headhunter FSU Pledge Agreement (Borrower 2);

(j)

signed, undated confirmation by the secretary, issued by Headhunter FSU, confirming to the Department of the Registrar of Companies of Cyprus the changes among the officers and the shareholders in the event of foreclosure on the pledged property under the Headhunter FSU Pledge (Borrower 2); and

(k)	a copy of the register of charges of Borrower 2 giving information about the pledge terms pursuant to Article 99 of the Cyprus Companies Law, Cap. 113.

5.	Legal opinions

A legal opinion prepared by Alexandros Economou LLC, the Facility Administrator’s legal adviser on Cypriot law, in a form acceptable to, and agreed by, the Facility Administrator, prior to the signature of this Agreement, that is addressed to the Finance Parties that were Finance Parties as of the date of said opinion.

6.	Other documents and evidence

6.1	Evidence of payment of the fee specified in paragraph 5.1 of Clause 5 (Fee) above.

6.2	Evidence of payment of remuneration to the legal consultants (Herbert Smith Freehills CIS LLP and Alexandros Economou LLC).

6.3

Any and all other authorizations, documents, opinions, and representations whose need or advisability, in connection with the signing and performance of any Finance Documents and the transactions they contemplate, or in order to maintain the legal force of any Finance Documents and the possibility of enforcing them, have been communicated by the Facility Administrator to each of the Obligors.

SCHEDULE 2

FORM OF COMPLIANCE CERTIFICATE

“PART 2

FORM OF COMPLIANCE CERTIFICATE ON THE BASIS OF RAS

under Syndicated Facility Agreement dated 16 May 2016

From:	[name of the Borrowers] [details of the Borrowers]

To:	[name of the Facility Administrator] [details of the Facility Administrator]

Date: [●]

1.

On the basis of Syndicated Facility Agreement dated 16 May 2016 (the “Agreement”), the Borrowers inform the Facility Administrator that the financial covenants as of [Test Date] have been complied with in accordance with the conditions specified in Clause 18 (Financial Covenants) of the Agreement.

2.	The terms defined in the Agreement have the same meaning in this compliance certificate, unless they are given a different meaning.

3.

We confirm that the list of financial indicators listed in Schedule 1 to this compliance certificate corresponds to the list of financial indicators specified in Clause 18.4 (Revenue in accordance with RAS) and 18.6 (Cash Receipts) of the Agreement.

4.

We confirm that the financial indicators given in Schedule 1 to this compliance certificate were calculated by us on the basis of financial statements prepared in accordance with RAS and financial statements prepared in accordance with IFRS as of the Test Date.

5.

We confirm that as of the date of this compliance certificate, each covenant specified in Clauses 18.4 (Revenue in accordance with RAS) and 18.6 (Cash Receipts) of the Agreement has been complied with.

6.

[We confirm that as of the date of this compliance certificate, the following covenants specified in Clauses 18.4 (Revenue in accordance with RAS) and 18.6 (Cash Receipts) of the Agreement have not been complied with: [list financial covenants that were breached].]

7.	[We confirm that as of the date [●] there is no Event of Default/[the following Events of Default have occurred and we are taking the following measures to remedy them: [●]].]

8.	The report “Financial indicators of the Borrowers as of the Test Date” is given in Schedule 1 to this compliance certificate.

9.	The description of the parameters used in the report “Financial indicators of the Borrowers as of the Test Date” is given in Schedule 2 to this compliance certificate.

Schedule 1

FINANCIAL INDICATORS OF THE BORROWERS AS OF THE TEST DATE

No.	Name of financial indicator	Data Source		Calculation procedure		Indicator value		Test Date		Event of Default
1	Revenue in accordance with RAS	[	●]	[	●]	[	●]	[	●]	[	●]
2	Cash receipts	[	●]	[	●]	[	●]	[	●]	[	●]

“

SIGNATURES OF THE PARTIES

Borrower 1

“ZEMENIK” LIMITED LIABILITY COMPANY

Signature:	/s/ Dmitry Markelov

Full name:	Dmitry Markelov

Position:	Power of Attorney

Borrower 2

HEADHUNTER GROUP PLC

Signature:	/s/ Dmitry Markelov

Full name:	Dmitry Markelov

Position:	Power of Attorney

Arranger

VTB BANK (PUBLIC JOINT-STOCK COMPANY)

Signature:	/s/ Vitaly Nikolaevich Buzoverya

Full name:	Vitaly Nikolaevich Buzoverya

Position:	Head of Credit Department and Senior Vice President

Facility Administrator

VTB BANK (PUBLIC JOINT-STOCK COMPANY)

Signature:	/s/ Vitaly Nikolaevich Buzoverya

Full name:	Vitaly Nikolaevich Buzoverya

Position:	Head of Credit Department and Senior Vice President

Original Lender

VTB BANK (PUBLIC JOINT-STOCK COMPANY)

Signature:	/s/ Vitaly Nikolaevich Buzoverya

Full name:	Vitaly Nikolaevich Buzoverya

Position:	Head of Credit Department and Senior Vice President